Exhibit 5.1

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HANOI		OF DUANE MORRIS
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ALLIANCE WITH
MIRANDA & ESTAVILLO

December 11, 2015

Soligenix, Inc.

29 Emmons Drive, Suite C-10

Princeton, New Jersey 08540

Re:	Registration Statement on Form S-8 Relating to the Soligenix, Inc. 2015 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Soligenix, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) for filing with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, and related preferred stock purchase rights (the “Rights”) issuable pursuant to the Rights Agreement dated June 22, 2007 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, which Shares and Rights may be issued under the Soligenix, Inc. 2015 Equity Incentive Plan, as amended (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares and related Rights.

In connection with the opinions set forth in this letter, we have examined the Registration Statement, originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Second Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, the Rights Agreement and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Duane Morris llp
200 South Biscayne Boulevard, Suite 3400	Miami, FL 33131-2318	PHONE: +1 305 960 2200 FAX: +1 305 960 2201

Soligenix, Inc.

December 11, 2015

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

In rendering this opinion, we have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion. This opinion is limited solely to the federal laws of the United States and the Delaware General Corporation Law as in effect on the date hereof, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.

Based upon the foregoing, we are of the opinion that:

1.         The Shares, when issued and sold in accordance with the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, will be legally issued, fully paid and non-assessable; and

2.         Each of the Rights, when issued and sold in accordance with the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares to which such Rights are related as contemplated in accordance with the Plan, will be legally issued, and will constitute a valid and binding obligation of the Company under the law of Delaware enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Soligenix, Inc.

December 11, 2015

The opinions set forth above are limited to the laws of the State of Delaware as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Duane Morris LLP